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                                                                      EXHIBIT 16

                       [Letterhead of Arthur Andersen LLP]


April 10, 2002


Office of the Chief Accountant
SECPS Letter File
Mail Stop 11-3
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



Dear Sir:

We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K dated April 8, 2002 of Tvia, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP



Copy to: Mr. Michael Hoberg, Vice President of Finance and Chief Financial Officer, Tvia, Inc.